Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Second Quarter Results,
Affirms 2017 Outlook,
Declares Third Quarter Cash Dividend

COLUMBUS, Ga. - July 27, 2017 - Aflac Incorporated today reported its second quarter results.

Total revenues were $5.4 billion during the second quarter of 2017, which is flat compared with the second quarter of 2016. Net earnings were $713 million, or $1.79 per diluted share, compared with $548 million, or $1.32 per share a year ago. Net earnings in the second quarter of 2017 primarily reflect lower losses related to certain derivatives and foreign currency activities, compared with second quarter 2016.

Net earnings in the second quarter of 2017 included pretax net realized investment losses of $19 million, or $.05 per diluted share on a pretax basis, compared with pretax net losses of $208 million, or $.51 per diluted share a year ago. Beginning in the first quarter of 2017, the company began reporting amortized hedge costs associated with certain U.S. dollar investments in the Japan portfolio as part of operating earnings. Pretax net realized losses from securities transactions and impairments for the second quarter amounted to $3 million and were composed of pretax net realized investment gains from securities transactions of $5 million, and pretax realized investment losses from impairments and change in loan loss reserves of $8 million. Pretax net realized investment losses from certain derivative and foreign currency activities in the quarter were $16 million. Net earnings also included a pretax charge of $8 million, reflecting Japan branch conversion costs. The income tax benefit on non-operating items in the quarter was $10 million.

The following discussion includes references to Aflac’s non-U.S. GAAP performance measures, operating earnings, operating earnings per diluted share, operating return on equity, amortized hedge costs, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses operating earnings, operating earnings per diluted share, and operating return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs, which are a component of operating earnings, measure the periodic currency risk management costs associated with hedging a portion of Aflac Japan’s U.S. dollar-denominated investments and are an important component of net investment income. The company considers adjusted book value important as it excludes components of shareholders’ equity that fluctuate due to market movements that are outside management’s control. Definitions of the company’s non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures are provided in the schedules accompanying this release.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. As a result, the company views foreign currency translation as a financial reporting issue for Aflac rather than an economic event to the company or shareholders. Because a significant portion of the company’s business is conducted in Japan and foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Operating earnings, operating earnings per diluted share, and operating return on equity, all excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates dollar based fluctuations driven solely from currency rate changes.

The average yen/dollar exchange rate in the second quarter of 2017 was 111.10, or 2.5% weaker than the average rate of 108.28 in the second quarter of 2016. For the first six months, the average exchange rate was 112.31, or .4% weaker than the rate of 111.82 a year ago. Aflac Japan’s growth rates in dollar terms for the second quarter and first six months were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the second quarter were $731 million, compared with $683 million in the second quarter of 2016. Operating earnings per diluted share increased 10.9% to $1.83 in the quarter, compared with $1.65 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.02 for the second quarter. Excluding the impact of the weaker yen, operating earnings per diluted share increased 12.1% to $1.85. The increase in operating earnings primarily reflects improved benefit ratios in both Japan and the U.S. Additionally, the company recognized a tax benefit of $22.5 million, or approximately $.05 per diluted share, resulting from favorable resolution of items related to tax year closings.

For the first six months of 2017, total revenues were down 1.4% to $10.7 billion, compared with $10.9 billion in the first half of 2016. Net earnings were $1.3 billion, or $3.25 per diluted share, compared with $1.3 billion, or $3.06 per diluted share, for the first six months of 2016. Operating earnings for the first half of 2017 were $1.4 billion, or $3.50 per diluted share, compared with $1.4 billion, or $3.32 per diluted share, in 2016. Excluding the negative impact of $.01 per share from the weaker yen, operating earnings per diluted share increased 5.7% for the first six months of 2017.

Total investments and cash at the end of June 2017 were $121.9 billion, compared with $120.5 billion at March 31, 2017.

In the second quarter, Aflac repurchased $200 million, or 2.7 million of its common shares. For the first half of the year, the company purchased $800 million, or 11.2 million of its common shares. At the end of June, the company had 15.6 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $21.5 billion, or $54.30 per share, at June 30, 2017, compared with $22.6 billion, or $54.98 per share, at June 30, 2016. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $5.2 billion, compared with a net unrealized gain of $6.4 billion at June 30, 2016. The annualized return on average shareholders’ equity in the second quarter was 13.6%.

Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $18.1 billion, or $45.71 per share at June 30, 2017, compared with $17.1 billion, or $41.74 per share, at June 30, 2016. On an operating basis, excluding AOCI, the annualized return on average shareholders’ equity on a currency-neutral basis for the second quarter was 16.5% and for the first half of the year was 15.7%.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance, decreased 2.7% in the second quarter to ¥358.0 billion, with growth in third sector premium more than offset by an anticipated reduction in first sector premium due to savings products reaching premium paid-up status in the quarter. Net investment income, net of amortized hedge costs, declined 4.7%, primarily due to lower reinvestment rates and increased amortized hedge costs. Amortized hedge costs on the U.S. dollar investment portfolio totaled $56 million quarter to date, as compared to $37 million in the previous year. Total revenues were down 3.0% to ¥421.2 billion in the second quarter. Pretax operating earnings in yen for the quarter increased 1.8% on a reported basis and 1.0% on a currency-neutral basis. The pretax operating profit margin for the Japan segment was 20.9%, compared with 19.9% in the prior year.

For the first six months, premium income in yen was ¥720.9 billion, or 1.9% lower than a year ago. Net investment income, net of amortized hedge costs, decreased 5.5% to ¥125.8 billion. Total revenues in yen were down 2.4% to ¥848.9 billion. Pretax operating earnings were ¥175.7 billion, or 2.0% lower than a year ago.

Aflac Japan’s growth rates in dollar terms for the second quarter were suppressed as a result of the weaker yen/dollar exchange rate. Premium income, net of reinsurance, decreased 5.3% to $3.2 billion in the second quarter. Net investment income, net of amortized hedge costs, decreased 7.9% to $557 million. Total revenues declined by 5.7% to $3.8 billion. Pretax operating earnings declined 1.4% to $791 million.

For the first half of the year, premium income in dollars was $6.4 billion, or 2.5% lower than a year ago. Net investment income, net of amortized hedge costs, decreased 6.7% to $1.1 billion. Total revenues were down 3.1% to $7.6 billion. Pretax operating earnings were $1.6 billion, or 3.0% lower than a year ago.

In the second quarter, total new annualized premium sales decreased 16.0% to ¥25.4 billion, or $229 million. Third sector sales, which include cancer, medical and income support products increased 5.8% to ¥23.7 billion in the quarter. Total first sector sales, which include products such as WAYS and child endowment, were down 77.9% in the quarter, reflecting the company’s actions to reduce the sale of first sector savings products that are more interest-sensitive.

For the first six months of the year, new annualized premium sales declined 22.7% to ¥47.5 billion, or $423 million. Third sector sales increased 6.6% in the first half of the year.

AFLAC U.S.

Aflac U.S. premium income increased 1.9% to $1.4 billion in the second quarter. Net investment income was up 2.3% to $180 million. Total revenues increased 2.1% to $1.6 billion. The pretax operating profit margin for the U.S. segment was 21.0%, compared with 19.0% a year ago. Reflecting improved persistency and a favorable benefit ratio, pretax operating earnings in the quarter were $330 million, an increase of 13.4%.

For the first six months, total revenues were up 1.8% to $3.1 billion and premium income rose 1.8% to $2.8 billion. Net investment income increased 2.3% to $358 million. Pretax operating earnings were $640 million, 2.7% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 2.4% in the quarter to $356 million. Additionally, persistency in the quarter was 77.6%, compared with 76.7% a year ago. For the first half of the year, total new sales were up 2.1% to $689 million.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.43 per share is payable on September 1, 2017, to shareholders of record at the close of business on August 23, 2017.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased that our second quarter financial results in both Japan and the United States reflected solid performance and advanced our progress toward achieving the company’s objectives for 2017.

“Aflac Japan, our largest earnings contributor, generated strong financial results both in the quarter and for the first half of the year. In yen terms, results on an operating basis were better than expected for the quarter, resulting primarily from improved benefit ratios. Additionally, our operation in Japan continued to produce strong third sector sales results. As we’ve communicated, we continue to believe the long-term compound annual growth rate for third sector product sales will be in the range of 4% to 6%.

“Turning to our U.S. operations, we are pleased with the financial performance and continued strength in profitability. Our results on an operating basis reflect improved benefit ratios and ongoing investment in our platform. As we’ve communicated, we anticipate a long-term compound annual growth rate of 3% to 5% in new annualized premium sales. As we look ahead, we continue to believe the strategy for growth we implemented in both our career and broker channels is the right one, and we will continue to make tactical adjustments to meet our long-term growth objectives.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and all stakeholders. We balance this financial strength with a focus on increasing the dividend, repurchasing shares and reinvesting in our business. We continue to believe our financial strength in Japan positions us to repatriate in the range of ¥120 to ¥140 billion to the U.S. for the calendar year 2017, assuming capital conditions remain stable. We continue to anticipate that we’ll repurchase in the range of $1.3 to $1.5 billion of our shares in 2017, which also assumes stable capital conditions and the absence of compelling alternatives.

“In the second half of the year, as we continue to focus on initiatives designed to drive future growth, our expectation is to increase spending, particularly related to IT and promotional expenditures. However, I want to reiterate our 2017 earnings guidance. Our six month results put us on track to produce stable operating earnings per diluted share of $6.40 to $6.65, assuming the weighted-average exchange rate in 2016 of 108.70 yen to the dollar. If the yen averages 105 to 115 to the dollar for the third quarter, we would expect operating earnings, a non-U.S. GAAP measure, to be approximately $1.51 to

$1.69 per diluted share in the third quarter. As always, we are working very hard to achieve our earnings-per-share objective while also making sure we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leader in voluntary insurance sales at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures 1 in 4 households. Aflac insurance products help provide protection to more than 50 million people worldwide. For 11 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2017, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 19th consecutive year and in 2017 included Aflac on its list of Most Admired Companies for the 16th time. In 2015, Aflac's contact centers were recognized by J.D. Power by providing "An Outstanding Customer Service Experience" for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Friday, July 28, 2017.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2017	2016	% Change
Total revenues	$5,428	$5,437	(.2)%
Benefits and claims, net	3,039	3,254	(6.6)
Total acquisition and operating expenses	1,344	1,349	(.4)
Earnings before income taxes	1,045	834	25.3
Income taxes	332	286
Net earnings	$713	$548	30.1%
Net earnings per share – basic	$1.80	$1.33	35.3%
Net earnings per share – diluted	1.79	1.32	35.6
Shares used to compute earnings per share (000):
Basic	396,433	411,853	(3.7)%
Diluted	399,348	414,326	(3.6)
Dividends paid per share	$.43	$.41	4.9%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2017	2016	% Change
Total revenues	$10,737	$10,888	(1.4)%
Benefits and claims, net	6,091	6,279	(3.0)
Total acquisition and operating expenses	2,702	2,658	1.7
Earnings before income taxes	1,944	1,951	(.4)
Income taxes	639	672
Net earnings	$1,305	$1,279	2.0%
Net earnings per share – basic	$3.27	$3.08	6.2%
Net earnings per share – diluted	3.25	3.06	6.2
Shares used to compute earnings per share (000):
Basic	398,768	415,301	(4.0)%
Diluted	401,695	417,623	(3.8)
Dividends paid per share	$.86	$.82	4.9%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2017	2016	% Change
Assets:
Total investments and cash	$121,896	$125,983	(3.2)%
Deferred policy acquisition costs	9,340	9,552	(2.2)
Other assets	4,158	5,752	(27.7)
Total assets	$135,394	$141,287	(4.2)%
Liabilities and shareholders’ equity:
Policy liabilities	$98,458	$103,066	(4.5)%
Notes payable	5,252	5,009	4.9
Other liabilities	10,181	10,662	(4.5)
Shareholders’ equity	21,503	22,550	(4.6)
Total liabilities and shareholders’ equity	$135,394	$141,287	(4.2)%
Shares outstanding at end of period (000)	395,999	410,115	(3.4)%

DEFINITIONS OF NON-U.S. GAAP FINANCIAL MEASURES

Aflac defines the non-U.S. GAAP measures included in this earnings release as follows:

•
Operating earnings includes interest cash flows associated with notes payable and amortized hedge costs related to foreign currency denominated investments, but excludes certain items that cannot be predicted or that are outside of management's control, such as realized investment gains and losses from securities transactions, impairments, change in loan loss reserves and certain derivative and foreign currency activities; nonrecurring items; and other non-operating income (loss) from net earnings. Nonrecurring and other non-operating items consist of infrequent events and activity not associated with the normal course of the company's insurance operations and do not reflect Aflac's underlying business performance.

•	Operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the weighted average outstanding shares (basic or dilutive) for the period presented.

•
Operating return on equity excluding current period foreign currency impact is calculated using operating earnings excluding the impact of the yen/dollar exchange rate, as reconciled with total U.S. GAAP net earnings, divided by average shareholders’ equity, excluding AOCI. The comparable U.S. GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs represent costs incurred in using foreign currency forward contracts to hedge the foreign exchange risk of a portion of U.S. dollar-denominated assets in the company’s Japan segment investment portfolio. These amortized hedge costs are derived from the difference between the foreign currency spot rate at time of trade inception and the contractual foreign currency forward rate, recognized on a straight line basis over the term of the hedge. There is no comparable U.S. GAAP financial measure for amortized hedge costs.

•	Adjusted book value is the U.S. GAAP book value, less Accumulated Other Comprehensive Income (“AOCI” as recorded on the U.S. GAAP balance sheet).

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2017	2016	% Change

Net earnings	$713	$548	30.1%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	3	11
Certain derivative and foreign currency (gains) losses [2,3]	16	197
Other and non-recurring (income) loss [3]	8	—
Income tax (benefit) expense on items excluded from operating earnings [2]	(10)	(73)

Operating earnings	731	683	7.0%
Current period foreign currency impact [4]	9	N/A
Operating earnings excluding current period foreign currency impact [5]	$739	$683	8.2%

Net earnings per diluted share	$1.79	$1.32	35.6%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	.01	.03
Certain derivative and foreign currency (gains) losses [2,3]	.04	.48
Other and non-recurring (income) loss [3]	.02	—
Income tax (benefit) expense on items excluded from operating earnings [2]	(.02)	(.18)

Operating earnings per diluted share	1.83	1.65	10.9%
Current period foreign currency impact [4]	.02	N/A
Operating earnings per diluted share excluding current period foreign currency impact [5]	$1.85	$1.65	12.1%
1 Amounts may not foot due to rounding.
2 To conform to current year presentation, prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.
3 Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.
4 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
5 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2017	2016	% Change

Net earnings	$1,305	$1,279	2.0%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	20	(66)
Certain derivative and foreign currency (gains) losses [2,3]	108	234
Other and non-recurring (income) loss [3]	28	—
Income tax (benefit) expense on items excluded from operating earnings [2]	(55)	(59)

Operating earnings	1,406	1,388	1.3%
Current period foreign currency impact [4]	3	N/A
Operating earnings excluding current period foreign currency impact [5]	$1,409	$1,388	1.5%

Net earnings per diluted share	$3.25	$3.06	6.2%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	.05	(.16)
Certain derivative and foreign currency (gains) losses [2,3]	.27	.56
Other and non-recurring (income) loss [3]	.07	—
Income tax (benefit) expense on items excluded from operating earnings [2]	(.14)	(.14)

Operating earnings per diluted share	3.50	3.32	5.4%
Current period foreign currency impact [4]	.01	N/A
Operating earnings per diluted share excluding current period foreign currency impact [5]	$3.51	$3.32	5.7%
1 Amounts may not foot due to rounding.
2 To conform to current year presentation, prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.
3 Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.
4 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
5 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

JUNE 30,	2017	2016	% Change
U.S. GAAP book value [1]	$21,503	$22,550
Less: AOCI	3,401	5,432
Adjusted book value [2]	$18,102	$17,118
Number of outstanding shares at end of period (000)	395,999	410,115
U.S. GAAP book value per common share	$54.30	$54.98	(1.2)%
Adjusted book value per common share	45.71	41.74	9.5

[1]	U.S. GAAP book value represents total shareholders’ equity as recorded on the balance sheet.

[2]	Adjusted book value is the U.S. GAAP book value, less AOCI (as recorded on the U.S. GAAP balance sheet).

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED JUNE 30,	2017	2016
U.S. GAAP ROE [1]	13.6%	10.3%
Add: differences between operating earnings and net earnings [2]	.3	2.5
Less: impact of foreign currency [3,4]	(.1)	—
Add: impact of excluding AOCI [5]	2.7	3.1
Operating ROE, excluding impact of foreign currency	16.5%	16.0%

[1]	ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[2]	See separate reconciliation of net income to operating earnings.

[3]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings.

[4]
For comparative purposes, current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

[5]	Excludes all U.S. GAAP components of average AOCI from average shareholders' equity

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

SIX MONTHS ENDED JUNE 30,	2017	2016
U.S. GAAP ROE [1]	12.4%	12.7%
Add: differences between operating earnings and net earnings [2]	1.0	1.1
Less: impact of foreign currency [3,4]	—	—
Add: impact of excluding AOCI [5]	2.3	2.4
Operating ROE, excluding impact of foreign currency	15.7%	16.2%

[1]	ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[2]	See separate reconciliation of net income to operating earnings.

[3]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings.

[4]
For comparative purposes, current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

[5]	Excludes all U.S. GAAP components of average AOCI from average shareholders' equity

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(3.3)%	(2.7)%
Net investment income [4]	(5.2)	(4.5)
Total benefits and expenses	(5.0)	(4.4)
Operating earnings	7.0	8.2
Operating earnings per diluted share	10.9	12.1

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(1.3)%	(1.0)%
Net investment income [4]	(4.2)	(3.9)
Total benefits and expenses	(1.9)	(1.6)
Operating earnings	1.3	1.5
Operating earnings per diluted share	5.4	5.7

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

	2017 OPERATING EARNINGS PER SHARE[1] SCENARIOS

Weighted- Average Yen/Dollar Exchange Rate	Operating Earnings Per Diluted Share			Foreign Currency Impact
100	$6.73	-	6.98	$.33
105	6.53	-	6.78	.13
108.70[2]	6.40	-	6.65	—
115	6.19	-	6.44	(.21)
120	6.04	-	6.29	(.36)
1 A non-GAAP financial measure, operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the weighted average outstanding shares (basic or dilutive) for the period presented in 2017 and 2016. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.
2 Actual 2016 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; failure to execute or implement the conversion of the Japan branch conversion to a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in our industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; defaults and credit downgrades of our investments; ability to attract and retain qualified sales associates and employees; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of our investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on our investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to our operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; failure of internal controls or corporate governance policies and procedures; and other risks and uncertainties described from time to time in Aflac Incorporated’s filings with the SEC.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com
Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com